Exhibit 10.1.1

FIRST AMENDMENT TO
THE FEDERAL HOME LOAN BANK OF BOSTON
PENSION BENEFIT EQUALIZATION PLAN

WHEREAS, the Federal Home Loan Bank of Boston (the “Bank”) established The Federal Home Loan Bank of Boston Pension Benefit Equalization Plan (the “Pension BEP”) in January 1, 1993, and amended and restated the Pension BEP effective January 1, 1997; and

WHEREAS, the Bank desires to extend the Pension BEP to provide pension benefit equalization for Bank executives who participate in The Federal Home Loan Bank of Boston Thrift Benefit Equalization Plan and to make certain other changes to the Pension BEP;

NOW, THEREFORE, the Pension BEP is hereby amended as follows, effective January 1, 2008:

1.                                      Section 1.10 of the Pension BEP is amended in its entirety to state as follows:

1.10                         “Eligible Executive” or “Executive” means an employee of the Bank who is a corporate officer and (a) is eligible to participate in the Thrift Benefit Equalization Plan, or (b) has been selected to be an Eligible Executive by the Committee.

2.                                      Section 2.01 of the Pension BEP is amended in its entirety to state as follows

2.01                         Each Eligible Executive who is a member in the Retirement Fund shall become a Member of the Plan on the earlier of (a) the effective date of the Eligible Executive’s eligibility for participation in the Thrift Benefit Equalization Plan or January 1, 2008, if later; or (b) the effective date as of which he or she is designated as a Member in the Plan by the Committee; but in no event shall an Eligible Executive become a Member of the Plan prior to the later of the Effective Date or the date he or she becomes a member in the Retirement Fund.

3.                                      The first paragraph of Section 3.01 of the Pension BEP is hereby amended to state as follows:

Subject to the provisions of Sections 3.02 and 3.03, in the case of an Eligible Executive described in clause (a) of Section 1.10 who becomes a Member under clause (a) of Section 2.01 as a result of participation in the Thrift Benefit Equalization Plan, the amount, if any, of the annual pension benefit payable pursuant to or on account of such Member pursuant to the Plan shall equal the excess of the annual pension benefit as calculated by the Retirement Fund (on the basis of the form of payment elected under it by the Member), but including in the definition of “Salary” any amounts voluntarily deferred by the Member under the Thrift Benefit Equalization Plan), over the amount in (b) below.  Subject to the provisions of Sections 3.02 and 3.03, in the case of an Eligible Executive described in clause (b) of Section 1.10 who becomes a Member under clause (b) of Section 2.01, the amount, if any, of the annual pension benefit payable pursuant to or on account of such Member pursuant to the Plan shall equal the excess of (a) over (b), as determined by the Committee, where:

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This amendment is adopted this 24th day of December, 2007.

FEDERAL HOME LOAN BANK OF BOSTON

By: /s/	Ellen McLaughlin

Corporate Secretary